Exhibit 99.1

Atlanticus Announces Appointment of Dennis James to its Board of Directors

ATLANTA, Mar. 21, 2022 (GLOBE NEWSWIRE) -- Atlanticus Holdings Corporation (NASDAQ: ATLC) (“Atlanticus,” “the Company”, “we,” “our” or “us”), a technology-enabled financial services company, today announced the appointment of Dennis James, as a new independent Director to its Board of Directors and as Chair of the Audit Committee, both effective April 1, 2022. This appointment brings the Company’s total Board membership to seven.

Management Commentary
“We are excited to welcome Dennis as a new independent director to the Atlanticus Board,” said Jeff Howard, Atlanticus’ President and CEO. “Dennis’ experience will complement our existing directors' skills and experiences, and he will provide critical insight and direction as we continue to expand our operations. We look forward to Dennis’ contributions and expect to leverage his financial experience in furtherance of our growth in the coming years.”

Mr. James, age 51, has been Chief Executive Officer of ScoresMatter, Inc., a digital marketing firm, since May 2015. From 2007 to 2015, he served as Chief Executive Officer of International Media Technologies, LLC, an online media and lead generation business. Earlier in his career, Mr. James worked for seven years in the corporate and investment banking division and the structured finance group of Truist Financial Corporation (formerly SunTrust Banks, Inc.). He holds a bachelor’s degree from the Georgia Institute of Technology and earned his M.B.A. from the Wharton School of the University of Pennsylvania. Mr. James serves as an Advisory Board Member of the Scheller College of Business of the Georgia Institute of Technology.

About Atlanticus Holdings Corporation

Empowering Better Financial Outcomes for Everyday Americans

Atlanticus’ technology allows bank, retail, and healthcare partners to offer more inclusive financial services to everyday Americans through the use of proprietary analytics. We apply the experience gained and infrastructure built from servicing over 18 million customers and $27 billion in consumer loans over our 25-year operating history to support lenders that originate a range of consumer loan products. These products include retail and healthcare private-label credit and general purpose credit cards marketed through our omnichannel platform, including retail point-of-sale, healthcare-point of-care, direct mail solicitation, internet-based marketing, and partnerships with third parties. Additionally, through our CAR subsidiary, Atlanticus serves the individual needs of automotive dealers and automotive non-prime financial organizations with multiple financing and service programs.

Contact:

Investor Relations
Kalle Ahl, Vice President
The Equity Group Inc.
(212) 836-9604
kahl@equityny.com